Exhibit 99.1 (b) 2
GAAP
CONSOLIDATED STATEMENTS OF INCOME
NDCHealth Corporation and Subsidiaries

(In thousands, except per share data)

	Year Ended
	May 31, 2002	May 31, 2001
Revenues:
Information management	$150,399	$136,616
Network services and systems	198,622	176,015
Divested businesses	4,360	24,421

	353,381	337,052

Operating expenses:
Cost of service	174,944	168,691
Sales, general and administrative	76,961	77,640
Depreciation and amortization	24,374	34,745
Restructuring and impairment charges	—	2,156

	276,279	283,232

Operating income	77,102	53,820

Other income (expense):
Interest and other income	1,779	755
Interest and other expense	(9,693)	(8,038)
Valuation adjustment in Medscape investment	—	(6,953)
Minority interest in losses	1,863	1,137

	(6,051)	(13,099)

Income before income taxes, equity in losses of affiliated companies, and discontinued operations:
Information management	25,315	18,225
Network services and systems	46,306	31,068
Other	(570)	(8,572)

	71,051	40,721

Provision for income taxes	25,577	15,753

Income before equity in losses of affiliated companies and discontinued operations:	45,474	24,968
Equity in losses of affiliated companies, net of income taxes	(2,064)	(751)

Income before discontinued operations	43,410	24,217
Discontinued operations, net of income taxes	—	8,323

Net income	$43,410	$32,540

Basic earnings per share:
Income before discontinued operations	$1.27	$0.73

Discontinued operations	$—	$0.25

Basic earnings per share	$1.27	$0.99

Shares	34,087	33,009
Diluted earnings per share:
Income before discontinued operations	$1.22	$0.71

Discontinued operations	$—	$0.24

Diluted earnings per share	$1.22	$0.95

Shares	39,636	34,153